SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

                  Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 033-83116

              ASSOCIATED BUSINESS & COMMERCE INSURANCE CORPORATION
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             (Exact name of registrant as specified in its charter)

                                    Suite 400
                         4700 N.W. Boca Raton Boulevard
                            Boca Raton, Florida 33431
                                 (561) 997-0708
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               6% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A
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            (Title of each class of securities covered by this Form)

                                      NONE
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             (Titles of all other classes of securities for which a
           duty to file reports under Section 13(a) or 15(d) remains)

                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [ ]          Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
             Rule 12g-4(a)(2)(ii) [ ]          Rule 15d-6            [x]
             Rule 12h-3(b)(1)(i)  [ ]

                  Approximate number of holders of record as of the certification or notice date: 298

                  Pursuant to the requirements of the Securities Exchange Act of 1934, Associated Business & Commerce Insurance Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 1, 1998

                              ASSOCIATED BUSINESS & COMMERCE INSURANCE
                                   CORPORATION

                              By:    /s/ LAWRENCE J. MARCHBANKS
                                     -------------------------------------------
                                     Lawrence J. Marchbanks
                                     Chairman of the Board of Directors